Exhibit 99.1

October 26, 2012

Franklin Financial announces regular 4th Quarter dividend

(CHAMBERSBURG, PA) The Board of Directors of Franklin Financial Services Corporation declared a $.17 per share regular cash dividend for the fourth quarter of 2012.

This compares to a regular quarterly cash dividend of $.17 paid in the third quarter of 2012 and a $.27 per share quarterly cash dividend in the fourth quarter of 2011. The quarterly dividend of $.17 per share for the fourth quarter 2012 represents a 5.4% dividend yield based upon the closing price on October 25 of $14.40 per share.

Total regular cash dividends paid during 2012 will be $.78 per share, compared to $1.08 per share paid during 2011. The fourth quarter cash dividend will be paid on November 28, 2012 to shareholders of record at the close of business on November 9.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of approximately $1.06 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-five community banking offices located throughout Cumberland, Franklin, Fulton, and Huntingdon Counties in Boiling Springs, Carlisle, Camp Hill, Chambersburg, Greencastle, Hustontown, Marion, McConnellsburg, Mont Alto, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. The bank will add to its community banking network in November when the Mechanicsburg Office opens its doors. Franklin Financial stock is listed on the over- the-counter market under the symbol FRAF (OTCQB: FRAF).